AMENDMENT NO. 1 TO

JOINT BENEFICIARY AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) is adopted June 20, 2023 by and between United Business Bank (the “Bank”) and Keary Colwell (the “Insured”) and amends the Joint Beneficiary Agreement by and between the Bank and the Insured dated April 17, 2018 (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement to increase the death benefit payable under the Agreement; and

WHEREAS, the Board of Directors of the Bank has approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the Bank and the Insured hereby amend the Agreement as follows:

1.Paragraph 6.A of the Agreement is hereby amended to read in its entirety as follows:

“A.

In the event the Insured has not yet Separated from Service at the time of death, then, upon the death of the Insured, the Insured’s Beneficiary(ies) shall be entitled to receive an amount equal to the “Accrued Liability Balance” (as defined in the Amended and Restated Executive Supplemental Compensation Agreement by and between the Bank and the Insured dated February 20, 2018, as amended from time to time) as of the date of death, plus the lesser of: One Million, Five Hundred Thousand Dollars ($1,500,000) or Fifty Percent (50%) of the NAR on all policies issued on the life of the Insured.”

2.All other provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above by the Insured and a duly authorized representative of the Bank.

INSUREDUNITED BUSINESS BANK

By:  /s/ Keary L. Colwell By: /s/ George J. Guarini

Name:  Keary ColwellName:  George J. Guarini

Title:Chief Executive Officer